Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288399

PROSPECTUS

EpicQuest Education Group International Limited

18,253,425 Ordinary Shares

This prospectus relates to the resale by the Selling Shareholders identified herein (the “Selling Shareholders”) of up to 18,253,425 ordinary shares (the “Shares”) of EpicQuest Education Group International Limited (“EpicQuest” or the “Company”). The ordinary shares of the Company are referred to herein as “ordinary shares” or “common shares.” The Shares being offered for resale include up to: (i) 4,500,000 common shares that were issued; (ii) 13,500,000 common shares issuable upon the exercise of warrants of the Company (the “May Warrants”) that were also issued, in each case to the Selling Shareholders in a private placement offering that was consummated on May 27, 2025 (the “2025 Private Placement”); and (iii) 253,425 common shares issuable upon the exercise of warrants (the “August Placement Agent Warrants” and together with the May Warrants, the “Warrants”) issued to the designees of FT Global Capital, Inc. (“FT Global” or “Placement Agent”), the placement agent for our August Offering, which is described in the “Recent Developments” section in this prospectus. The Placement Agent’s designees are also Selling Stockholders under this prospectus.

We are not selling any of the Shares and will not receive any proceeds from the sale of the Shares under this prospectus. The net proceeds received from the sale or other disposition of the Shares by the Selling Shareholders, if any, is unknown to us. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price of $0.48 per share for the May Warrants (with respect to all of the 13,500,000 shares) and $0.73 per share for the Placement Agent Warrants (with respect to all of the 253,425 shares), would result in gross proceeds to us of approximately $6,665,000.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted to certain of the Selling Shareholders in the 2025 Private Placement. Our registration of the securities covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the securities. The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares being registered or interests in the Shares being registered on any stock exchange, market or trading facility on which our common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Prices may vary from purchaser to purchaser during the period of distribution. See “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading “Incorporation of Certain Information by Reference,” and any amendments or supplements carefully before you make your investment decision.

We are not a Chinese operating company but a British Virgin Islands holding company with operations conducted by our direct subsidiaries: (i) Quest Holdings International LLC, an Ohio limited liability company (“QHI”), (ii) Quest International Education Center LLC, an Ohio limited liability company (“QIE”), (iii) Ameri-Can Education Group Corp., an Ohio corporation (“Ameri-Can”), (iv) Highrim Holding International Limited, a British Columbia, Canada corporation (“HHI”), and (v) Gilmore INV LLC, an Ohio limited liability company (“Gilmore”); and through our indirect subsidiaries: (i) Davis University (formerly Davis College, Inc. an Ohio corporation), (ii) Richmond Institute of Languages Inc., a Canadian corporation (“RIL” or “EduGlobal College”), (iii) Study Up Center LLC, an Ohio limited liability company (“SUPC”), (iv) Skyward Holding International Limited, a Canadian company (“Skyward”), and (v) SouthGilmore LLC, an Ohio limited liability company  (“SouthGilmore”); as well as through our recruiting office in Sri Lanka, which operates under Skyward.

Investors will be purchasing securities in EpicQuest Education Group International Limited, a British Virgin Islands, which is a holding company and does not conduct any operations. We refer to EpicQuest Education Group International Limited and its subsidiaries as “we,” “us,” “our,” the “Company,” or “EpicQuest.”

Investing in our securities being offered pursuant to this prospectus involves unique and a high degree of risk. You should carefully read and consider the risk factors beginning on page 11 of this prospectus and in the applicable prospectus supplement before you make your investment decision.

During the fiscal year ended September 30, 2024, more than two-thirds of our customers (excluding domestic Davis University students who were enrolled in our certificate programs) were residents of the People’s Republic of China (“PRC” or “China”). Davis University is wholly owned by Ameri-Can, our majority owned subsidiary of which we have a 70% interest. We are subject to legal and operational risks associated with having such a concentration of our customers based in the PRC. The Chinese government may intervene or influence the operation of our business in China, which may significantly limit or completely hinder our ability to conduct our business and cause the value of our securities to significantly decline or be worthless.

QHI conducts marketing activities in China through its business partner in China, Renda Financial Education Technology Co., Ltd., and Davis University collaborates with multiple universities and colleges in China to run joint academic programs together with them. Although we do not have any variable interest entities or Chinese subsidiaries that are subject to PRC law at this time, recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities and data security or anti-monopoly concerns, may impact our ability in the future to conduct business or accept foreign investments. In general, rules and regulations in China can change quickly with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operations. See “Risk Factors—Risks Related to Doing Business in China.”

Most of our revenue is remitted to us in U.S. dollars, and all the bank accounts owned by us, other than those owned by Richmond Institute of Languages (RIL) located in British Columbia, Canada, are located in Ohio. The rest of our revenue is remitted to RIL in Canadian dollars, and the bank accounts owned by RIL are located in British Columbia, Canada. There are no restrictions on our ability to transfer cash between us, our Ohio-based subsidiaries and our Canadian subsidiary, and investors. The typical structure of cash flows through our organization is as follows: (i) our subsidiaries, which conduct our operations, receive cash from our operations; and (ii) to the extent EpicQuest requires cash for its expenses, the subsidiaries satisfy such obligations through intercompany loans made to EpicQuest. QHI and Davis University, which are our only subsidiaries that conduct any business in China, do so through their business partners in China, Renda Financial Education Technology Co., Ltd. and Wenfeng Shenghe Study Abroad Service Co. Ltd.

During the fiscal year ended September 30, 2024, cash transfers have been made to date between EpicQuest and our subsidiaries were as follows: (i) intercompany loans from QHI to QIE of $26,845; (ii) intercompany loans from QHI to Ameri-Can of $30,000; (iii) intercompany loans to QHI from HHI of $39,959; (iv) intercompany loans from QHI to Gilmore Investment of $3,006,381; (v) intercompany loans from QHI to EEIQ of $2,013,546; (vi) intercompany loans from QHI to Study Up of $18,455; (vii) intercompany loans from QHI to RIL of $50,000; and intercompany loans from Ameri-Can to Davis University of $1,868,700. See “Prospectus Summary – Cash Flows through Our Organization; Dividends and Distributions” for more information.

As of the date of this prospectus, none of our subsidiaries has declared or paid any dividends or made any distributions to EpicQuest, nor does any of them have intention to do so. As of the date of this prospectus, EpicQuest has not declared any dividend and does not have a plan to declare a dividend to its shareholders. For more information, please see our consolidated financial statements contained in our most recent annual report on Form 20-F, which is incorporated by reference herein. We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries or investors. See “Prospectus Summary – Cash Flows through Our Organization; Dividends and Distributions” for more information.

To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability or our subsidiaries’ ability to transfer cash.

The lack of PCAOB inspections of audit work in foreign countries prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, investors would be deprived of the benefits of PCAOB inspections. The Holding Foreign Companies Accountable Act (“HFCAA”) was enacted on December 18, 2020, to address concerns over lack of access to audit records of foreign companies. The HFCAA required the SEC to prohibit trading of securities of any foreign issuer if the Public Company Accounting Oversight Board (PCAOB) is unable to inspect or investigate the company’s auditor for three consecutive years. This prohibition applies to both exchanges and over-the-counter markets. Beginning in 2021, foreign issuers may be designated as “Commission-Identified Issuers” if they retain such an auditor, and if identified for three consecutive years, may be subject to delisting. We could face such consequences if either we or our auditor are designated accordingly.

On December 16, 2021, the PCAOB issued a report relaying to the SEC its determinations that PCAOB was unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. Because our independent registered public accounting firm is based in the United States, it is not subject to the PCAOB’s December 16, 2021 determinations. On August 26, 2022, the PCAOB entered into a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC, establishing arrangements for conducting inspections and investigations of relevant audit firms in both jurisdictions. This agreement marked a significant step toward resolving audit oversight issues and set forth the framework for cooperation, including the purpose, scope, and protection of certain data. On December 15, 2022, the PCAOB announced it had obtained full access to inspect and investigate registered public accounting firms in mainland China and Hong Kong, effectively reversing its prior determination. As a result of the PCAOB’s decision to vacate its previous determinations, there are currently no issuers at risk of trading prohibitions under the HFCAA unless the PCAOB issues a new determination. On December 29, 2022, the U.S. President signed into law the Accelerating Holding Foreign Companies Accountable Act (AHFCAA), which amended the HFCAA to reduce the number of “non-inspection years” from three to two. As a result, the SEC is now required to prohibit trading of an issuer’s securities on national securities exchanges and in the over-the-counter market if the issuer is identified as a Commission-Identified Issuer for two consecutive years, rather than three.

If, notwithstanding the foregoing, it is determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, the trading in our common shares would be prohibited, and as a result, Nasdaq may determine to delist our common shares. Delisting of our common shares would force holders of our common shares to sell their shares. The market price of our common shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant business in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

As of the date hereof, our auditor, ZH CPA, LLC, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB issues a new determination and it also determines that it cannot inspect the work papers prepared by our auditor and that as a result an exchange may determine to delist our securities. See “Risk Factors— We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely” for more information.

Our common shares are listed on The Nasdaq Capital Market under the symbol “EEIQ.” The last reported sale price of our common shares on The Nasdaq Capital Market on November 21, 2025, was $0.2815 per share.

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company” and “Prospectus Summary - Implications of Being ana Foreign Private Issuer” for more information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 and in any applicable prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any related free writing prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 24, 2025.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. References to this “prospectus” include documents incorporated by reference herein. See “Incorporation of Certain Information By Reference.” The information in or incorporated by reference into this prospectus is current only as of its date. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer these securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”). You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling shareholders named herein (the “Selling Shareholders”) have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Shareholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time a Selling Shareholder offers shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Shareholders to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “our company,” “we,” “us” and “our” refer to EpicQuest Education Group International Limited and our subsidiaries. All references to “Renminbi,” “RMB” or “yuan” are to the legal currency of the People’s Republic of China (“PRC” or “China”); all references to “Canadian dollars” or “C$” are to the legal currency of Canada; and all references to “U.S. dollars,” “dollars,” “US$,” and “$” are to the legal currency of the United States.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC, or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent filings with the SEC including our Annual Reports on Form 20-F and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Company Overview

Located in Ohio, EpicQuest Education Group International Limited (“EpicQuest”), through its wholly owned subsidiaries Quest Holding International LLC (“QHI”), Quest International Education Center LLC (“QIE”) and Highrim Holding International Limited (“HHI”), and majority owned (70%) subsidiary, Ameri-Can Education Group Corp. (“Ameri-Can”), provides comprehensive education solutions for domestic and international students interested in university and college degree programs in the United States, Canada and the United Kingdom. Additionally, though these entities, EpicQuest has indirect subsidiaries that contribute to its global operations and educational offerings. Through Ameri-Can, we have controlling equity ownership interest in Davis University (formerly, Davis College)(“Davis”) located in Toledo, Ohio. In March 2023, we completed the full acquisition of all the issued and outstanding shares of Richmond Institute of Languages Inc. (d.b.a. EduGlobal College), based in British Columbia, Canada, which focuses on English proficiency educational programming for students pursuing academic degrees. In addition, we have a recruiting relationship with the regional campuses of Miami University of Ohio, where we maintain residential facilities, a full-service cafeteria, recreational facilities, shuttle buses and an office for the regional campuses that provides study abroad and post-study services for its students; these facilities are not owned, maintained, operated or are a part of Miami University. We also act as a recruiting agent for the University of the West of Scotland (through The Education Group (London) Ltd.) and Coventry University, both of which are located in the United Kingdom. Through Skyward, we also operate a recruiting office in Sri Lanka that we opened in September of 2023. Through our wholly owned subsidiary, Gilmore INV LLC (“Gilmore”) and its subsidiary, SouthGilmoreLLC (“SouthGilmore”), we organize sport-related exhibition matches; and through EpicQuest’s owned and operated institutions, Davis University and EduGlobal College, we offer kinesiology and recreation education programs.

Company Structure

EpicQuest is a holding company registered and incorporated in the British Virgin Islands (BVI) on December 13, 2017. As a wholly-owned subsidiary of EpicQuest, Quest Holding International LLC (QHI) was incorporated in 2012 in Ohio to facilitate study abroad and post-study services for Chinese students in the United States. Quest International Education Center LLC (QIE) was formed in January 2017 in Ohio, and is a wholly-owned subsidiary of QHI. Gilmore INV LLC (Gilmore) was formed in November 2023 and is a wholly-owned subsidiary of EpicQuest. SouthGilmore LLC (SouthGilmore) is 40% owned by Gilmore, and was formed in November 2023, with EpicQuest maintaining control of SouthGilmore’s Board of Directors and heading its management team. Highrim Holding International Limited (HHI) was formed in July 2021 in Canada, and it is also a wholly-owned subsidiary of EpicQuest. Study Up Center LLC (SUPC) was formed in April 2022 in Ohio, and it is a wholly-owned subsidiary of HHI. Skyward International Holding Limited (Skyward) was formed in June 2023, and is a wholly-owned subsidiary of HHI. Skyward also serves as the holding company of the Company’s Sri Lanka recruiting office opened in September 2023.

We are not a Chinese operating company but a British Virgin Islands holding company with operations conducted by our subsidiaries. We do not utilize any variable interest entities. Investors will be purchasing securities in EpicQuest Education Group International Limited and not in any of our subsidiaries.

The following chart reflects our organizational structure as of the date of this prospectus.*

Jianbo Zhang
Chairman and CEO
100%
Wonderland Holdings International Ltd.
Executive Officers and Directors
Public Shareholders
22.10%
17.35%
60.55%
EpicQuest Education Group International Ltd. (1)
(British Virgin Islands)
100%
70%
100%
100%
100%
Quest Holdings International LLC
(Ohio, U.S.)
Ameri-Can Education Group Corp.
(Ohio, U.S.)
Quest International Education Center LLC
(Ohio, U.S.)
Highrim Holding International Limited
(Canada)
Gilmore INV LLC
(Ohio, U.S.)
40%
South Gilmore LLC
(Ohio, U.S.)
100%
Davis University
(Ohio, U.S.)
100%
100%
100%
Richmond Institute of Languages (EduGlobal College)
(Canada)
StudyUp Center LLC.
(Ohio, U.S.)
Skyward Holding International Limited
(Canada)
100%
Recruiting Office in Sri Lanka (Colombo, Sri Lanka)

*	EpicQuest Education Group International Ltd. is the entity in which investors will be purchasing their interests.

(1)	Percentage ownership of the Company’s ordinary shares is based on 23,396,667 ordinary shares outstanding as of October 30, 2025. Stock options, warrants, or other securities that are exercisable or convertible into ordinary shares are not included in these percentages. See “Selling Shareholders” for a table setting forth certain information regarding beneficial ownership of our common shares and warrants to purchase common shares held by each of the Selling Stockholders.

Business Overview

Quest Holding International LLC (QHI), a wholly owned subsidiary of EpicQuest, has agreements with the Regional Campuses of Miami University of Ohio, one of the oldest public universities in the country, to offer our services to Chinese students interested in studying in the United States. Located in southwestern Ohio and established in 1809, Miami University has 7 colleges, 5 different campuses, and the campus population of approximately 25,000. Known as a “public Ivy,” the university offers more than 120 undergraduate, 60 graduate and 13 Ph.D. degrees. Currently, our agreements with Miami University have extended to the Middletown and Hamilton campuses. After two years of online courses, our students returned to Ohio for in-person classes at the Miami University Regional Campuses starting in August 2022.

On May 24, 2023, QHI entered into a Memorandum of Agreement with Miami University (the “Miami Agreement”). The Miami Agreement sets forth the terms pursuant to which QHI is to recruit international students residing outside of the United States for admission to the Miami University English Language Center at the Miami University Regional Campuses. The Miami Agreement has a five-year term, as compared to the previous three-year term agreements with Miami University. The Miami Agreement was effective as of July 1, 2023, and will terminate in accordance with its terms on June 30, 2028.

As a key part of our strategic growth plan, we acquired a controlling stake in Ameri-Can Education Group Corp. (Ameri-Can), which, as of December 2022, owns Davis College (now Davis University), a two-year career-training college. It represents a key strategic growth initiative that expands our business model to being an operator of a college that provides career-training programs as well as a ‘transfer pathway’ to universities for students to pursue Bachelors’ degrees. We believe that Davis offers immediate synergies with our existing operations as well as significant long-term growth opportunities in the U.S., the foundation of our global expansion strategy. Davis has arrangements with 7 international universities to offer students a variety of pathways toward completing their Bachelor’s degrees. In recent months, Davis has established non-binding Memorandums of Understanding with several global institutions. Among these institutions are the International College of Business and Technology (ICBT Campus) of Sri Lanka, Isabela State University of the Philippines, PSB Academy of Singapore, and Anhui Business College of China.

In June of 2023, Davis College was approved by the Higher Learning Commission (HLC) to offer a four-year Bachelor of Science in Business degree. The HLC is an independent corporation and is one of seven regional accreditors in the U.S. that accredits degree-granting post-secondary educational institutions in order to help assure the quality of higher education. Effective November 18, 2023, the conversion of Davis College to Davis University was approved by regulatory authorities. This new designation reflects the breadth of Davis University’s academic programs including current and planned four-year degree programs which offer students a wide range of avenues to pursue different levels of education. On September 12, 2023, the HLC approved Davis for all of its education courses and programs that are offered online. HLC indicated that since Davis met the threshold requirement for online education, it does not need to seek further online education approvals from HLC.

As of September 30, 2024, Davis has enrolled 220 international students for the first academic quarter of 2024. This compares with 35 international students that were enrolled at Davis in this same academic quarter in 2022, and 102 international students that were enrolled in this same academic quarter in 2023. The substantial increase in international enrollment for the first academic quarter of 2024 includes 101 international students through an agreement with Chongqing Technology and Business Institute and 115 international students through the Company’s foundational programs in China. On July 1, 2023, Davis entered into an agreement with Beijing New Oriental Vision Overseas Consulting Co., Ltd. (“New Oriental Consulting”) whereby New Oriental Consulting will act as a non-exclusive recruiting agent for Davis for a period of three years. New Oriental Consulting is the largest recruitment agent for students in China and recruits for colleges and universities in the U.S. and around the world.

On August 10, 2023, Davis entered into an agreement with Peking University School of Education (the “Peking University Agreement”) for a two-year continuing education and training program. During the first two years of this program, Davis students take course work on the main campus of Peking University; the remainder of the course work is to be taken at the Davis campus in Toledo, Ohio, leading to the attainment of degrees. The education program with Peking University, a preeminent university in China, began on September 1, 2023, with an enrollment to be capped at 50 Davis students. Peking University is regarded as one of the largest and highest ranked universities in China. In July 2024, the Peking University Agreement was renewed, and the cap of student enrollment in the program has been increased to 80 students. In addition, effective May 8, 2024, Davis entered an agreement with Shanghai Jiao Tong University to establish a foundational program on one of its main campuses, and started the first year of the program beginning in September 2024.

Starting July 2024, Davis expanded its campus to downtown Toledo in order to accommodate an expected growth in enrollment metrics attributable to its internationalization strategy. In addition, while an ongoing collaboration program with Chongqing Institute of Technology and Business for graphic design, which provides Davis students the opportunity to take coursework has entered into its second year, two similar programs have been formally approved and will start their first cohorts in September 2025. These new programs are an Advertising and Art Design program with Shijiazhuang College of Applied Technology and the Modern Logistics Management program with Guangdong Communications Polytechnic.

Effective December 1, 2024, Davis University established a pathway for international students from five Southeast Asian and South American colleges and universities to complete associate and bachelor’s degrees in business at Davis University by entering into a Transfer Articulation Agreement with The Center of Advanced Studies (“CAS”), based in Tokyo, Japan. The Agreement between Davis and CAS establishes a transfer pathway by facilitating the transfer of credits for students from colleges and universities where CAS operates its International Studies Program to enroll in Davis’ associate and bachelor’s degree programs for business. In the first half of calendar year 2025, Davis also signed agent agreements and partnership agreements in order to enter the African markets and to expand the South-Asian markets.

 On January 15, 2022, EpicQuest’s wholly-owned subsidiary, HHI, entered into agreements with Canada EduGlobal Holdings Inc. (EduGlobal Holdings) and Richmond Institute of Languages Inc. d.b.a. EduGlobal College (EduGlobal College), pursuant to which it acquired 80% of the issued and outstanding shares of EduGlobal College from EduGlobal Holdings. This acquisition provided us with an opportunity to further develop EduGlobal’s innovative educational programs of English proficiency training and academic programming that was student-centric and were among the highest in academic quality. EduGlobal previously signed an Academic Articulation Agreement (the “Agreement”) with Algoma University (“Algoma”). The Agreement establishes a seamless pathway for EduGlobal students who have successfully completed its International Undergraduate Pathways Program (iUPP) and the English for Academic Purposes (EAP) Program to complete baccalaureate degrees and graduate certificates at Algoma’s campuses in Brampton and Sault Ste. Marie. The Agreement is an important element of the Company’s strategic plan; EpicQuest is intent upon exploring additional opportunities to expand into the Canadian education market. On March 31, 2023, HHI acquired the 20% remaining equity of EduGlobal College from EduGlobal Holdings. The acquisition price of the remaining 20% of the equity in EduGlobal was C$250,000 (US$186,131). This acquisition of the 20% of the remaining equity in EduGlobal resulted in EduGlobal College being 100% owned by HHI. EduGlobal College (“EduGlobal”) has signed a Memorandum of Understanding and Articulation Agreement with Corpus Christi College, located in Vancouver, Canada, and an Articulation Agreement with Academy of Learning, which has learning campuses throughout Canada. The agreements provide for ongoing collaborations between EduGlobal and the two institutions of higher learning. On March 28, 2024, two new cooperative (“co-op”) diploma programs at EduGlobal College were approved by the Private Training Institutions Branch (“PTIB”) of British Columbia, which regulates private training institutions. The co-op programs entail students alternating between attending academic semesters at EduGlobal College with working at paid, full-time jobs, and commenced for the Fall semester in September 2024. The two co-op programs are for a two-year Business Studies Diploma and a one-year Business Studies Certificate. Both programs require students to alternate semesters between attending academic semesters with placement at paid, full-time jobs. The two new programs add to the program that EduGlobal has been offering, and both programs are designed with international students in mind, featuring a blend of delivery methods to accommodate different time zones and learning preferences. This format supports EduGlobal College’s strategy to make quality Canadian education accessible to students from around the world.

As a wholly owned subsidiary of HHI, Skyward was formed in June of 2023 in Canada. Skyward serves as the holding company of our Sri Lanka recruiting office which opened in September of 2023 and focuses on the recruiting students in Southeast Asia and the Middle East regions.

In November 2023, EpicQuest established a wholly owned subsidiary, Gilmore INV LLC (Gilmore), in Ohio, for the purposes of organizing sport-related exhibition matches, and kinesiology and recreation education programs to be offered by both of EpicQuest’s owned and operated institutions, Davis University and EduGlobal College. Another entity SouthGilmore LLC (SouthGilmore) was formed in 2023 to organize sports-related entertainment projects such as exhibition matches. SouthGilmore is 40% owned by Gilmore, with EpicQuest Education maintaining control of its Board of Directors and heading its management team.

On November 23, 2023, SouthGilmore entered into a contract (the “AFA Agreement”) with the Argentine Football Association (the “AFA”) pursuant to which the parties agreed that the Argentina Men’s National Soccer Team to play two exhibition matches in China. The two international friendly matches were planned to take place between March 18-26, 2024 between the Argentine men’s national soccer team and similar opponents in China. Pursuant to the Agreement, SouthGilmore agreed to pay the AFA a total of $15.0 million, of which $7.5 million was paid in connection with the execution of the Agreement, and the remaining $7.5 million will be paid before the games are played. In addition, pursuant to the Agreement, SouthGilmore agreed to assume the costs and obligations related to stadium charges, security, ticketing and all other matters generally related to the organization of the games. The Company has agreed to fund 50% of the payments due from SouthGilmore to the AFA pursuant to the Agreement. In April 2024, the AFA confirmed to SouthGilmore that it was rescheduling the previously scheduled matches, which the AFA and SouthGilmore now plan to hold between October 2025 and March 2026 in the territory of the Asian Football Association.

We entered into an agreement with The Education Group (London) Ltd whereby we agreed to recruit students from China for admission to the University of the West of Scotland. We have also been operating as a recruiting agent for admission to Coventry University for the 2021-2022 academic year.

QHI develops specific education goals and plans for each student enrolled in our program and provides a safe and structured environment and support services so that students can focus most of their attention on academic studies.

QHI’s mission is to provide our students with a reliable and comprehensive support system to fulfill their dreams of studying abroad. It strives to accomplish that by offering students and parents a one-stop destination for international study needs. QHI maintains an office in the United States and works with a business partner in the PRC. Our U.S. office is mainly responsible for providing study abroad and post-study services, which include, among others, student dormitory management, academic guidance, international student services, student catering services, student transfer application services, internship and employment guidance. QHI’s business partner in China is Renda Financial Education Technology Co., Ltd. (Renda), which is located in Beijing. Its main business includes development and cooperation of the Chinese study market, language testing, student application, visa service, pre-departure training, pick-up arrangements, or any other accommodation arrangements as may be required.

QHI focuses on all stages of the study abroad process and aims to provide the best services available to ensure that every student successfully completes the university application, and travel and settlement processes. It accomplishes this by offering a one-stop solution for these needs.

Geographic Scope of Our Operations

During the fiscal year ended September 30, 2024, our study body consisted of both domestic and international students, while most of our customers were still Chinese residents. Furthermore, the Company is expanding to other international markets through Davis University and EduGlobal College, and believes that in the next fiscal year, more students from countries other than China will join our programs.

On July 24, 2021, a China government policy called “Opinions on Further Reducing the Burden of Homework and Extracurricular Training for Students in Compulsory Education.” This policy states that tutoring of core subjects, including Chinese, English and math, are not allowed on weekends or during the summer and winter months when school is out. In addition, Chinese education firms are no longer allowed to publicly list, raise foreign capital or be a for-profit company. Although we market our services to students in China, our business operations are primarily in the U.S. We do not engage in the after school tutoring in China.

As of September 30, 2024, the Company had 43 full-time and 17 part-time employees, of which 39 were located in the U.S., 17 were located in Canada, and 4 were located in Sri Lanka.

Neither we, nor our subsidiaries, are required to obtain any permission or approval from Chinese authorities to operate our business or to offer the securities being registered to foreign investors. In addition, neither we, nor our subsidiaries, have received any permissions from the China Securities Regulatory Commission (CSRC), Cyberspace Administration of China (CAC) or any other governmental agency, as we do not believe our operations require any such permissions or approvals. There can be no assurance, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the approval procedures and subject us to penalties for non-compliance. The foregoing statements are based on our management’s understanding and belief and we have determined not to seek an opinion of local counsel to verify such understanding and belief. We made this decision based on the types of activities we conduct in China, which do not believe raises any issues under Chinese law. Notwithstanding the foregoing, we, our subsidiaries, and investors in our securities would be materially harmed if (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future.

Most of our revenue is remitted to us in U.S. dollars, and all the bank accounts owned by us, other than those owned by Richmond Institute of Languages (RIL) located in British Columbia, Canada, are located in Ohio. The rest of our revenue is remitted to RIL in Canadian dollars, and the bank accounts owned by RIL are located in British Columbia, Canada. There are no restrictions on our ability to transfer cash between us, our Ohio-based subsidiaries and our Canadian subsidiary, and investors. The typical structure of cash flows through our organization is as follows: (i) our subsidiaries, which conduct our operations, receive cash from our operations; and (ii) to the extent EpicQuest requires cash for its expenses, the subsidiaries satisfy such obligations through intercompany loans made to EpicQuest. QHI and Davis, which are our only subsidiaries that conduct any business in China, do so through their business partners in China, Renda Financial Education Technology Co., Ltd. and Wenfeng Shenghe Study Abroad Service Co. Ltd.

The Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (“HFCAA”) could subject us to a number of prohibitions, restrictions and potential delisting if either we or our auditor was designated as a “Commission-Identified Issuer” or an auditor listed on an HFCAA determination list, respectively. Pursuant to the HFCAA, on December 16, 2021, the U.S. Public Company Accounting Oversight Board (the “PCAOB”) issued a report relaying to the SEC its determinations that PCAOB was unable to completely inspect or investigate registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. On August 26, 2022, the PCAOB entered into a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC, establishing arrangements for conducting inspections and investigations by both sides over relevant audit firms within the jurisdiction of both sides, including the audit firms based in mainland China and Hong Kong. This agreement marked significant step towards resolving the audit oversight issues and set forth the framework for cooperation, including the purpose, scope, and protection of certain data.

Our independent registered public accounting firm is based in the United States and not subject to such determinations announced by the PCAOB on December 16, 2021. On December 15, 2022, the PCAOB announced it had obtained full access to inspect and investigate registered public accounting firms in mainland China and Hong Kong, effectively reversing its prior determination.

As of the date hereof, our auditor, ZH CPA, LLC, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB issues a new determination and it also determines that it cannot inspect the work papers prepared by our auditor and that as a result an exchange may determine to delist our securities. See “Risk Factors— We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely” for more information.

Cash Flows through Our Organization; Dividends and Distributions

The typical structure of cash flows through our organization is as follows: (i) our subsidiaries, which conduct our operations, receive cash from our operations; (ii) to the extent EpicQuest requires cash for its expenses, the subsidiaries satisfy such obligations through intercompany loans made to EpicQuest.

Neither EpicQuest nor any subsidiary has paid any dividends or made any distributions to any other entity. In addition, neither EpicQuest nor any subsidiary has made any dividends or distributions made to U.S. investors.

As of the date of this prospectus, none of our subsidiaries has declared or paid any dividends or made any distributions to EpicQuest, nor does any of them have intention to do so. As of the date of this prospectus, EpicQuest has not declared any dividend and does not have a plan to declare a dividend to its shareholders.

To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability or our subsidiaries’ ability to transfer cash.

We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries or investors.

Competition

The competition for the North American educational market has intensified in recent years with more participants entering the market. Our competition generally includes:

●	Chinese recruiting offices of the top 100 ranked US universities.

●	International education groups such as Shorelight, Study Group, INTO, ELS, ICM Manitoba International College and the like that provide language courses.

●	Foreign universities wishing to establish partnerships with domestic institutions or to recruit from Chinese university level international classes.

We have a university recruiting office, international education group, study-abroad consultants and a training institution in the U.S. which allows us to serve a multitude of functions throughout the supply chain. We believe we offer superior services during and after students’ studies abroad as compared with the services offered by individual study abroad agents. Similarly, we believe that our commission rates and guidance services set us apart from foreign university recruiting offices.

Recent Developments

Nasdaq Delinquency Notification Letters

On June 24, 2024, the Company received a delinquency notification letter (the “2024 Letter”) from the Listing Qualifications Department of Nasdaq indicating that the Company was not currently in compliance with the minimum bid price requirement set forth in Nasdaq’s Listing Rules for continued listing on the Nasdaq Capital Market, as the closing bid price for the Company’s ordinary shares listed on the Nasdaq Capital Market was below $1.00 per share for 30 consecutive business days. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The 2024 Letter provided that the Company had a period of 180 calendar days from the date of the 2024 Letter, or until December 23, 2024, to regain compliance with the minimum bid price requirement. On December 24, 2024, Nasdaq granted a 180-day extension. On January 8, 2025, the Company received a notice from the Listing Qualifications Department of Nasdaq indicating that the Company had regained with the minimum bid requirement under Listing Rule 5550(a)(2). The notice indicated that as a result of the closing bid price of the Company’s ordinary shares having been at $1.00 per share or greater for 20 consecutive business days, from December 9, 2024, to January 7, 2025, the Company had regained compliance with Nasdaq’s minimum bid price requirement and the matter had been closed.

On March 7, 2025, the Company received a delinquency notification letter (the “2025 Letter”) from the Listing Qualifications Department of Nasdaq indicating that the Company was not currently in compliance with the minimum bid price requirement set forth in Nasdaq’s Listing Rules for continued listing on the Nasdaq Capital Market, as the closing bid price for the Company’s common shares listed on the Nasdaq Capital Market was below $1.00 per share for 30 consecutive business days. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The 2025 Letter provided that the Company had a period of 180 calendar days from the date of the 2025 Letter, or until September 1, 2025, to regain compliance with the minimum bid price requirement. If at any time before September 1, 2025, the bid price of the Company’s common shares closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation of compliance to the Company. In the event that the Company does not regain compliance by September 1, 2025, the Company may be eligible for additional time to regain compliance. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held common shares and all other initial listing standards for the Nasdaq Capital Market, except for the minimum bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period.

On September 2, 2025, the Listing Qualifications Department of Nasdaq notified the Company that it is eligible for an additional 180 calendar day period, or until March 2, 2026, to regain compliance.

2025 Private Placement

See “2025 PRIVATE PLACEMENT” for more information regarding the 2025 Private Placement.

August Offering

On August 25, 2025, we entered into certain securities purchase agreements (the “August Purchase Agreements”) with institutional investors for an offering (the “August Offering”) of 5,068,494 ordinary shares at a price of $0.73 per share. The August Offering was consummated on August 26, 2025. In connection with the August Offering, we entered into a Placement Agency Agreement dated August 25, 2025 (the “Placement Agency Agreement”) with FT Global to act as exclusive placement agent for the August Offering. We paid the Placement Agent a cash fee equal to 7.0% of the gross proceeds raised in the August Offering. In addition, we issued the August Placement Agent Warrants to purchase 253,425 ordinary shares to the Placement Agent’s designees as additional compensation. The August Placement Agent Warrants have an exercise price equal to $0.73 per share.

Corporate Information

Our principal executive offices are located in Middletown, Ohio at 1209 N. University Blvd., Middletown, OH 45042; our telephone number at those offices is +1 513-649-8350. The Company’s website is as follows: http://www.epicquesteducation.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

 China Related Risks Factors

●	Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirement, expose us to government interference, or otherwise restrict our ability to offer securities and raise capital outside China, all of which could materially and adversely affect our business and the value of our securities. See “Risk Factors—Risks Related to Doing Business in China - Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirement, or expose us to government interference, all of which could materially and adversely affect our business and the value of our securities.”

●	The PRC government has significant influence over companies with operations in China by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China - The PRC government has significant influence over companies with operations in China by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless.”

●	Rules and regulations in China can change quickly, with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operations. See “Risk Factors—Risks Related to Doing Business in China - Rules and regulations in China can change quickly with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operations.”

●	To the extent cash in our business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, or our subsidiaries, by the PRC government to transfer cash See “Risk Factors— Risks Related to Doing Business in China —To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, or our subsidiaries, by the PRC government to transfer cash.”

●	In addition, the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. See “Risk Factors—Risks Related to Doing Business in China – The Chinese government may intervene or influence the operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in the operations and/or the value of the securities we are registering for sale. Additionally, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.”

See “Risk Factors—Risks Related to Doing Business in China” for additional risk factors related to doing business in China.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering (the “IPO”) or such earlier time that we are no longer an emerging growth company. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Shares outstanding immediately before this offering:	23,396,667

Shares offered by the Selling Shareholders:	Up to 18,253,425 common shares consisting of (i) 4,500,000 common shares, and (ii) up to 13,753,425 common shares issuable upon the exercise of warrants of the Company (the “Warrants”).

Shares outstanding after completing of this offering:	41,650,092 shares, assuming full exercise of the Warrants.

Use of Proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares offered by the Selling Shareholders pursuant to this prospectus.

Risk Factors:	You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors” beginning on page 11.

Trading Symbol:	Our common shares are listed on the Nasdaq Capital Market and quoted under the symbol “EEIQ”.

The number of shares to be outstanding immediately after this offering as shown above assumes that all of the shares offered hereby are sold and is based on 23,396,667 common shares outstanding as of October 30, 2025. This number excludes:

●	220,000 unvested common shares awarded under the EpicQuest Education Group International Limited 2019 Equity Incentive Plan (the “2019 Plan”); and

●	660,000 unvested stock options awarded under the 2019 Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 20-F for the fiscal year ended September 30, 2024, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to Our Securities

We may not be able to satisfy the continued listing requirements of the Nasdaq Capital Market in order to maintain the listing of our common shares.

On June 24, 2024, the Company received a delinquency notification letter (the “2024 Letter”) from the Listing Qualifications Department of Nasdaq indicating that the Company was not currently in compliance with the minimum bid price requirement set forth in Nasdaq’s Listing Rules for continued listing on the Nasdaq Capital Market, as the closing bid price for the Company’s ordinary shares listed on the Nasdaq Capital Market was below $1.00 per share for 30 consecutive business days. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The 2024 Letter provided that the Company had a period of 180 calendar days from the date of the 2024 Letter, or until December 23, 2024, to regain compliance with the minimum bid price requirement. On December 24, 2024, Nasdaq granted a 180-day extension. On January 8, 2025, the Company received a notice from the Listing Qualifications Department of Nasdaq indicating that the Company had regained with the minimum bid requirement under Listing Rule 5550(a)(2). The notice indicated that as a result of the closing bid price of the Company’s ordinary shares having been at $1.00 per share or greater for 20 consecutive business days, from December 9, 2024, to January 7, 2025, the Company had regained compliance with Nasdaq’s minimum bid price requirement and the matter had been closed.

On March 7, 2025, the Company received a delinquency notification letter (the “2025 Letter”) from the Listing Qualifications Department of Nasdaq indicating that the Company was not currently in compliance with the minimum bid price requirement set forth in Nasdaq’s Listing Rules for continued listing on the Nasdaq Capital Market, as the closing bid price for the Company’s common shares listed on the Nasdaq Capital Market was below $1.00 per share for 30 consecutive business days. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The 2025 Letter provided that the Company had a period of 180 calendar days from the date of the 2025 Letter, or until September 1, 2025, to regain compliance with the minimum bid price requirement. If at any time before September 1, 2025, the bid price of the Company’s common shares closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation of compliance to the Company. In the event that the Company does not regain compliance by September 1, 2025, the Company may be eligible for additional time to regain compliance. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held common shares and all other initial listing standards for the Nasdaq Capital Market, except for the minimum bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period.

On September 2, 2025, the Listing Qualifications Department of Nasdaq notified the Company that it is eligible for an additional 180 calendar day period, or until March 2, 2026, to regain compliance.

If we fail to satisfy one or more of the requirements, we may be delisted from the Nasdaq Capital Market.

We could be delisted if it is determined that the Public Company Accounting Oversight Board is unable to inspect or investigate our auditor completely.

Our independent registered public accounting firm that issues the audit report included in our Annual Report on Form 20-F for the fiscal years ended September 30, 2024 and September 30, 2023, which are incorporated by reference into this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and applicable professional standards. Our independent registered public accounting firm is currently subject to PCAOB inspections on a regular basis. However, if it is determined in the future that the PCAOB is unable to inspect or investigate our auditor completely, or if our future audit reports are prepared by auditors that are not completely inspected by the PCAOB, our common shares may be delisted or trading in our ordinary shares may be prohibited under the Holding Foreign Companies Accountable Act, or HFCAA.

The lack of PCAOB inspections of audit work in foreign countries prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, investors would be deprived of the benefits of PCAOB inspections. The Holding Foreign Companies Accountable Act (“HFCAA”) was enacted on December 18, 2020, to address concerns over lack of access to audit records of foreign companies. The HFCAA requires the SEC to prohibit trading of securities of any foreign issuer if the PCAOB is unable to inspect or investigate the company’s auditor for three consecutive years. This prohibition applies to both exchanges and over-the-counter markets. Beginning in 2021, foreign issuers may be designated as “Commission-Identified Issuers” if they retain such an auditor, and if identified for three consecutive years, may be subject to delisting. We could face such consequences if either we or our auditor are designated accordingly.

On December 16, 2021, the PCAOB issued a report relaying to the SEC its determinations that PCAOB was unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong due to positions taken by Chinese authorities. Because our independent registered public accounting firm is based in the United States, it is not subject to the PCAOB’s December 16, 2021 determinations. On August 26, 2022, the PCAOB entered into a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC, establishing arrangements for conducting inspections and investigations of relevant audit firms in both jurisdictions. This agreement marked a significant step toward resolving audit oversight issues and set forth the framework for cooperation, including the purpose, scope, and protection of certain data. On December 15, 2022, the PCAOB announced it had obtained full access to inspect and investigate registered public accounting firms in mainland China and Hong Kong, effectively reversing its prior determination. As a result of the PCAOB’s decision to vacate its previous determinations, there are currently no issuers at risk of trading prohibitions under the HFCAA unless the PCAOB issues a new determination. On December 29, 2022, the U.S. President signed into law the Accelerating Holding Foreign Companies Accountable Act (AHFCAA), which amended the HFCAA to reduce the number of “non-inspection years” from three to two. As a result, the SEC is now required to prohibit trading of an issuer’s securities on national securities exchanges and in the over-the-counter market if the issuer is identified as a Commission-Identified Issuer for two consecutive years, rather than three.

If, notwithstanding the foregoing, it is determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, the trading in our common shares would be prohibited, and as a result, Nasdaq may determine to delist our common shares. Delisting of our common shares would force holders of our common shares to sell their shares. The market price of our common shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant business in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

As of the date hereof, our auditor, ZH CPA, LLC, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB issues a new determination and it also determines that it cannot inspect the work papers prepared by our auditor and that as a result an exchange may determine to delist our securities.

Risks Related to Doing Business in China

China regulates education services extensively and we may be subject to government actions if our programs do not comply with PRC laws.

Violation of PRC laws, rules or regulations pertaining to education and related activities may result in penalties, including fines. We endeavor to comply with such requirements by requesting relevant documents from our program participants. However, we cannot assure you that violations or alleged violations of such requirements will not occur with respect to our operations. If the relevant PRC governmental agencies determine that our programs violate any applicable laws, rules or regulations, we could be subject to penalties. While we have and continue to engage in strategies to mitigate this risk by diversifying our marketing efforts and focusing on Southeast Asian markets, there is no assurance that such efforts will be successful in mitigating such risks faced by the Company.

Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirement, or expose us to government interference, all of which could materially and adversely affect our business and the value of our securities.

We may need to adjust our business operations in the future to comply with PRC laws regulating our industry and our business operations. However, such efforts may not be completed in a liability-free manner or at all. We cannot guarantee that we will not be subject to PRC regulatory inspection and/or review relating to cybersecurity, especially when there remains significant uncertainty as to the scope and manner of the regulatory enforcement. If we become subject to regulatory inspection and/or review by PRC authorities, or are required by them to take any specific actions, it could cause disruptions to our operations, result in negative publicity regarding our company, and divert our managerial and financial resources. We may also be subject to fines or other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

The Chinese government may intervene or influence the operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in the operations and/or the value of the securities we are registering for sale. Additionally, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Substantially all of our revenue is currently derived in China through Davis University and, historically, a portion of our operations have been conducted in China by QHI and Davis through their business partners in China, Renda Financial Education Technology Co., Ltd. and Wenfeng Shenghe Study Abroad Co. Ltd. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China, especially the government policies of PRC government. The PRC government has significant oversight and authority to exert influence on the ability of a China-based company to conduct the business. It regulates and may intervene or influence the operations at any time, which could result in a material adverse change in the operations and/or the value of the securities we are registering for sale. Implementation of any industry-wide regulations directly targeting our business operations could cause our securities to significantly decline in value or become worthless. Also, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and any uncertainties or negative publicity regarding such actions could also materially and adversely affect the business, prospects, financial condition, reputation, and the trading price of our common shares, which may cause our securities to significantly decline in value or be worthless. Therefore, investors in our company face potential uncertainty from the actions taken by the PRC government.

Moreover, the significant oversight of the PRC government could also be reflected from the uncertainties arising from the legal system in China. The laws and regulations of the PRC can change quickly without sufficient notice in advance, which makes it difficult for us to predict which kind of laws and regulations will come into force in the future and how it will influence our company and operations. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

The PRC government has significant influence over companies with operations in China by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our business operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless.

Our customers have historically been located within China. The PRC government has significant influence over operations in China by any company by allocating resources, providing preferential treatment to particular industries or companies, or imposing industry-wide policies on certain industries. The PRC government may also amend or enforce existing rules and regulation, or adopt ones, which could materially increase our compliance cost, change the relevant industry landscape, or cause significant changes to our business operations in China. In addition, the PRC regulatory system is based in part on government policies and internal guidance, some of which are not published on a timely basis, or at all, and some of which may even have a retroactive effect. We may not be aware of all non-compliance incidents at all times, and we may face regulatory investigation, fines and other penalties as a consequence. As a result of the changes in the industrial policies of the PRC government, including the amendment to and/or enforcement of the related laws and regulations, companies with operations in China, including us, and the industries in which we operate, face significant compliance and operational risks and uncertainties. For example, on July 24, 2021, Chinese state media, including Xinhua News Agency and China Central Television, announced a broad set of reforms targeting private education companies providing after-school tutoring services and prohibiting foreign investments in institutions providing such after-school tutoring services. As a result, the market value of certain U.S. listed companies with China-based operations in the affected sectors declined substantially. As of the date of this prospectus, we are not aware of any similar regulations that may be adopted to significantly curtail our business operations in China. However, if such other adverse regulations or policies are adopted in China, our operations in China will be materially and adversely affected, which may significantly disrupt our operations and adversely affect our business.

We may be subject to anti-monopoly concerns as a result of our doing business in China.

Article 3 of Anti-Monopoly Law of the People’s Republic of China (the “Anti-Monopoly Law”) prohibits “monopolistic practices,” which include: a) the conclusion of monopoly agreements between operators; b) the abuse of dominant market position by operators; and c) concentration of undertakings which has or may have the effect of eliminating or restricting market competition. Also, according to Article 19 of the Anti-Monopoly Law, the operator(s) will be assumed to have a dominant market position if it has following situation: a) an operator has 50% or higher market share in a relevant market; b) two operators have 66% or higher market share in a relevant market; or c) three operators have 75% or higher market share in a relevant market. We do not believe we have engaged in any monopolistic practices in China, and that recent statements and regulatory actions by the Chinese government do not impact our ability to conduct business, accept foreign investments, or list on an U.S. or other foreign stock exchange. However, there can be no assurance that regulators in China will not promulgate new laws and regulations or adopt new series of regulatory actions which may require us to meet new requirements on the issues mentioned above.

Rules and regulations in China can change quickly with little advance notice, creating substantial uncertainty. Changes in the PRC legal system may adversely affect our business and operations.

Our customers have historically been located in the PRC and therefore we are subject to the laws and regulations of the PRC. The PRC legal system is based on the written statutes and involves a unified, multilevel legislative system. The National People’s Congress (the “NPC”) and its Standing Committee exercise the state power to make laws. The NPC enacts and amends basic laws pertaining to criminal offences, civil affairs, state organs and other matters. The Standing Committee enacts and amends all laws except for basic laws that should be enacted by the NPC. When the NPC is not in session, its Standing Committee may partially supplement and revise laws enacted by the NPC, provided that the changes do not contravene the laws’ basic principles. Generally, the PRC laws will go through specific legislative procedures before being promulgated. The legislative authority may propose a bill and then the bill shall be deliberated three times before being voted. However, administrative regulations are formulated by the State Council which reports them to the NPC. The administration regulations are often promulgated with little advance notice, which results in a lack of predictability, and substantial uncertainty. Moreover, the uncertainties may fundamentally impact the development of one or more specific industries and in extreme cases result in the termination of certain businesses. For example, the Opinions on Further Easing the Burden of Excessive Homework and After-School Tutoring for Students Undergoing Compulsory Education, known as “double reduction” education policy, was promulgated by General Office of the CPC Central Committee and General Office of the State Council on July 24, 2021. The “double reduction” education policy comes into effective immediately and has posed a significant impact on the education and training industries, as well as those China-based companies listed in the United States. The resulting unpredictable could materially and adversely affects the market value and the operation of the businesses affected.

Furthermore, the PRC administrative authorities and courts have the power to interpret and implement or enforce statutory rules and contractual terms at their reasonable discretion which makes the business environment much more complicated and unpredictable. It is difficult to predict the outcome of the administrative and court proceedings. The uncertainties may affect our assessments of the relevance of legal requirements, and our business decisions. Such uncertainties may result in substantial operating expenses and costs. Should there be any investigations, arbitrations or litigation with respect to our alleged non-compliance with statutory rules and contractual terms, the management team could be distracted from our primary business considerations, and therefore such a circumstance could materially and adversely affect our business and results of operations. We cannot predict future developments relating to the laws, regulations and rules in the PRC. We may be required to procure additional permits, authorizations and approvals for our operations, which we may not be able to obtain. Our failure to obtain such permits, authorizations and approvals may materially and adversely affect our business, financial condition and the results of operations.

Neither we, nor our subsidiaries, have received any permits, authorizations and approvals from any governmental agency, as we do not believe our operations require any such permissions or approvals. There can be no assurance, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the approval procedures and subject us to penalties for non-compliance. The foregoing statements are based on our management’s belief and we have determined not to seek an opinion of local counsel to verify our management’s belief. We made this decision based on the types of activities we conduct in China, which do not believe raises any issues under Chinese law. Notwithstanding the foregoing, we, our subsidiaries, and investors in our securities would be materially harmed if (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future.

To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company, or our subsidiaries, by the PRC government to transfer cash.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. If, in the future, we maintain cash in the PRC, shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy any foreign currency denominated obligations, if any. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As a result of the above, to the extent cash in the business is in the PRC or a PRC entity, such funds or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, or our subsidiaries, by the government to the transfer of cash.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole. China’s economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The PRC government has implemented measures since the late 1970’s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. For example, as a result of China’s current nationwide anti-corruption campaign, public school spending has become strictly regulated. To comply with the expenditure control policies of the Chinese government, many public universities temporarily reduced their self-taught education spending in 2017. This caused the demand for our courses in 2017 to decrease. If our clients continue to reduce their demand for our services due to the policies of the Chinese government, this could adversely impact our business, financial condition and operating results.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing. Some of the governmental measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

Our business, financial condition and results of operations may be adversely affected by a downturn in the global or Chinese economy.

Because our student enrollment may depend on our students’ and potential students’ and their parents’ levels of disposable income, perceived job prospects and willingness to spend, our business and prospects may be affected by economic conditions in China or globally. The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession; and since 2020 the world economy has been facing the challenges related to the global COVID-19 pandemic, including supply chain challenges and inflationary pressures. The recovery from the lows of 2008 and 2009 was uneven and is continuously facing new challenges, including the escalation of the European sovereign debt crisis since 2011 and the slowdown of the Chinese economy in 2012. In addition, the global recovery from the lows in 2020 and the COVID-19 pandemic remain slow and inconsistent. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. A decline in the economic prospects in the mechanics and other industries could alter current or prospective students’ spending priorities and the recruiting demand from workers in these areas. We cannot assure you that education spending in general or with respect to our course offerings in particular will increase, or not decrease, from current levels. Therefore, a slowdown in China’s economy or the global economy may lead to a reduction in demand for mechanics or other training covered by our courses, which could materially and adversely affect our financial condition and results of operations.

The Company’s operations and performance depend significantly on global and regional economic and geopolitical conditions. Changes in U.S.-China trade policies, and a number of other economic and geopolitical factors both in China and abroad could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows. Such factors may include, without limitation:

●	instability in political or economic conditions, including but not limited to inflation, recession, foreign currency exchange restrictions and devaluations, restrictive governmental controls on transportation, visas issued to citizens of other countries, the movement and repatriation of earnings and capital, and actual or anticipated military or political conflicts, particularly in emerging markets;

●	intergovernmental conflicts or actions, including but not limited to armed conflict, trade wars, retaliatory tariffs, and acts of terrorism or war; and

●	interruptions to the Company’s business with its largest customers, distributors and suppliers resulting from but not limited to, strikes, financial instabilities, computer malfunctions or cybersecurity incidents, inventory excesses, natural disasters or other disasters such as fires, floods, earthquakes, hurricanes or explosions.

We could be adversely affected by political tensions between the United States and China.

Political tensions between the United States and China have escalated due to, among other things, the COVID-19 outbreak, the PRC National People’s Congress’ passage of the Hong Kong National Security Law, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC, as well as the executive orders could have adverse effect on our operations. Rising political tensions could reduce levels of trade, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have a material and adverse impact on the stock performance of China-based issuers listed in the United States. We cannot assure you that, if the political tension between the United States and China intensifies and further regulations affecting our business are passed, our business will not be materially and adversely affected.

Our business is highly dependent on the ability of international students to obtain admission to, and maintain enrollment in, U.S. colleges and universities. This process is fundamentally reliant on the U.S. government’s immigration policies, including the issuance and maintenance of student visas, as well as the regulatory environment governing international student presence in the United States. Recent and ongoing changes in U.S. government rules and restrictions present significant risks that could materially and adversely affect our operations, financial condition, and results of operations.

The U.S. government has recently implemented, and may continue to implement, policies that increase scrutiny of international student visa applicants and holders. These include, but are not limited to: (i) suspension and delay of visa processing, (ii) expanded social media and background checks, and (iii) revocation of existing visas and SEVIS records.

Recent policy announcements have indicated a willingness to target students from specific countries, including China, or those studying in so-called “critical fields.” Such targeted restrictions may include aggressive revocation of visas, heightened vetting, or outright bans on enrollment for certain populations. These actions could significantly reduce the pool of eligible students and disrupt established partnerships with foreign institutions.

The U.S. government has also demonstrated a willingness to impose sanctions on specific universities, including revoking their ability to enroll international students or cutting federal research funding. Such actions may be based on alleged non-compliance with information requests, perceived ties to foreign governments, or other policy considerations. If universities lose their certification to host international students, our clients may be unable to enroll or continue their studies, and our company may lose key institutional partners.

The legal landscape for international students is currently in flux. This uncertainty complicates our ability to provide reliable guidance to students and institutions, increases the risk of non-compliance, and may expose our company to legal liability or reputational harm if students are unable to complete their studies as planned.

The evolving and often unpredictable nature of U.S. government rules and restrictions on international students presents significant risks to our business model. We may be unable to anticipate or mitigate the full impact of these changes, which could materially and adversely affect our ability to assist international students with enrollment in U.S. institutions, as well as our overall financial performance and strategic objectives. We continue to monitor regulatory developments closely and adapt our operations as necessary, but there can be no assurance that future changes will not have a material adverse effect on our company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended September 30, 2024, as filed with the SEC, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

2025 PRIVATE PLACEMENT

On May 27, 2025, we consummated pursuant to a Securities Purchase Agreement (the “2025 Purchase Agreement”) an offering with certain accredited investors for the sale by the Company of (i) 4,500,000 common shares of the Company, par value $0.0016 per share and (ii) warrants to purchase up to an aggregate of 13,500,000 common shares (referred to herein as the “May Warrants”), in a private placement offering (the 2025 Private Placement). The combined purchase price of one common share and accompanying Warrants was $0.40.

Subject to certain ownership limitations, the May Warrants are exercisable upon issuance. Each May Warrant is exercisable into one common share at a price per share of $0.48 (as adjusted from time to time in accordance with the terms thereof) and will expire on the first anniversary of the date of issuance.

The gross proceeds to the Company from the 2025 Private Placement are $1.8 million, before deducting offering expenses, and excluding the proceeds, if any, from the exercise of the May Warrants. The Company intends to use the net proceeds from this offering for general corporate purposes.

The shares, the May Warrants, and the shares issuable upon exercise of the May Warrants were sold and issued without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 of Regulation D promulgated under the Securities Act as sales to accredited investors.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2025, as follows:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance by us of 18,253,425 shares offered by the Selling Shareholders pursuant to this prospectus, including (i) the issuance of the 13,500,000 shares issuable following an assumed exercise for cash (at an exercise price of $0.48 per share) of all of the May Warrants for net proceeds of $6,480,000, and (ii) the issuance of the 253,425 shares issuable following an assumed exercise for cash (at an exercise price of $0.73 per share) of all of the Placement Agent Warrants for net proceeds of $185,000,

The following table should be read in conjunction with our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As at March 31, 2025
	Actual	As Adjusted
Cash and Cash Equivalents	334,341	6,971,551
Ordinary shares	21,600	43,431
Accumulated other comprehensive loss	(54,647)	(54,647)
Additional paid in capital	20,571,641	27,187,020
Accumulated Deficit	(15,190,620)	(15,190,620)
Total Shareholders’ Equity (controlling interest)	5,347,974	11,985,184
Non-controlling interest	5,785,300	5,785,300
Total Capitalization	11,133,274	17,770,484

The above discussion and table are based on 13,608,173 Shares outstanding as of March 31, 2025.

USE OF PROCEEDS

The proceeds from the sale or other disposition of the Shares covered by this prospectus are solely for the account of the Selling Shareholders. Accordingly, we will not receive any proceeds from the sale or other disposition of such Shares, and the net proceeds received from the sale or other disposition of such Shares by the Selling Shareholders, if any, is unknown. We will, however, bear the costs incurred in connection with the registration of the Shares and, upon the cash exercise of the Warrants, we will receive the exercise price of the Warrants.

If all of the May Warrants sold in the 2025 Private Placement were exercised for cash at the current exercise price of $0.48 per Share, we would receive additional gross proceeds of approximately $6,480,000. If all of the Placement Agent Warrants sold in the August Offering were exercised for cash at the current exercise price of $0.73 per Share, we would receive additional gross proceeds of approximately $185,000. In the aggregate, the exercise of all the Warrant would result in additional gross proceeds of approximately $6,665,000.

We cannot predict when or if the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised.

DIVIDEND POLICY

The holders of our common shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating companies may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common shares are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

DESCRIPTION OF SECURITIES

We were incorporated as a BVI business company under the BVI Business Companies Act (as amended) (the “BVI Act”) on December 13, 2017, under the name “Elite Education Group International Limited.” On July 26, 2022, we changed our name to EpicQuest Education Group International Limited.

Description of Share Capital and Memorandum and Articles of Association

On October 25, 2020, our Board of Directors and shareholders approved a 1-for-0.63 reverse stock split of our issued and outstanding ordinary shares, which became effective on November 11, 2020. On October 21, 2024, our Board of Directors and shareholders approved the creation of a preferred share class, which became effective on November 14, 2024. On September 6, 2025, our Board of Directors approved an amended and restated memorandum and articles of association, which was then filed with the Registry of Corporate Affairs in the BVI on September 22, 2025, increasing maximum number of ordinary shares authorized for issuance thereunder from 31,500,000 ordinary shares to 970,000,000 ordinary shares.

As of the date of this prospectus, we are authorized to issue a maximum of (i) 970,000,000 ordinary shares (also referred to herein as common shares) with a par value of $0.0016 each and (ii) 10,000,000 preferred shares with a par value of US$0.0016 each (the “preferred shares”). The following are summaries of the material provisions of our amended and restated memorandum and articles of association as amended and restated on September 6, 2025, and filed with the Registry of Corporate Affairs in the BVI on September 22, 2025 (as amended, the “Memorandum and Articles of Association”); a copy of these documents are filed as exhibits to the registration statement of which this prospectus is a part. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Memorandum and Articles of Association.

Description of Ordinary Shares (Common Shares)

All of our issued common shares are fully paid and non-assessable. Certificates evidencing the common shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution in writing. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share that such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our Memorandum and Articles of Association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, date and place at least 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a meeting of shareholders upon the written request of shareholders holding at least 30% of our outstanding voting common shares. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice if at least 90% of the common shares entitled to vote on the matters to be considered at the meeting have waived notice of the meeting, and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of common shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board is not present then the shareholders present shall choose a shareholder to chair the meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our Memorandum and Articles of Association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act or the company’s Memorandum and Articles of Association. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a member. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s Memorandum and Articles of Association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extra common majority of shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either BVI law or our Memorandum and Articles of Association.

Transfer of common shares

Subject to the restrictions in our Memorandum and Articles of Association and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a share unless the person transferring the common shares has failed to pay any amount due in respect of any of those common shares.

Liquidation

As permitted by BVI law and our Memorandum and Articles of Association, the company may be voluntarily liquidated by a resolution of shareholders or, if permitted under section 199(2) of the BVI Act, by a resolution of directors if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities by resolution of directors and resolution of shareholders.

Calls on common shares and forfeiture of common shares

Our board of directors may, on the terms established at the time of the issuance of such common shares or as otherwise agreed, make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture. For the avoidance of doubt, if the issued common shares have been fully paid in accordance with the terms of its issuance and subscription, the directors shall not have the right to make calls on such fully paid common shares and such fully paid common shares shall not be subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Act, we may issue common shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Memorandum and Articles of Association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

If at any time, the Company is authorized to issue more than one class of common shares, all or any of the rights attached to any class of common shares may be amended only with the consent in writing of or by a resolution passed at a meeting of not less than 50% of the common shares of the class to be affected.

Changes in the number of common shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors or by a resolution of shareholders:

●	amend our memorandum of association to increase or decrease the maximum number of common shares we are authorized to issue;

●	subject to our memorandum of association, divide our authorized and issued common shares into a larger number of common shares; and

●	subject to our memorandum of association, combine our authorized and issued common shares into a smaller number of common shares.

Untraceable shareholders

We are not entitled to sell the common shares of a shareholder who is untraceable.

Inspection of books and records

Under BVI Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find More Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our common shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our Memorandum and Articles of Association authorizes our board of directors to issue additional common shares from authorized but unissued common shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

The BVI Act provides for mergers as that expression is understood under United States corporate law. Under the BVI Act, two or more companies may either merge into one of such existing companies (the “surviving company”) or consolidate with both existing companies ceasing to exist and forming a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a British Virgin Islands company, and which may be the company’s parent or subsidiary, but need not be) is set out in the BVI Act. The directors of the British Virgin Islands company or British Virgin Islands companies which are to merge or consolidate must approve a written plan of merger or consolidation which, with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of a majority of the shareholders who are entitled to vote and actually vote at a quorate meeting of shareholders or by written resolution of the shareholders of the British Virgin Islands company or British Virgin Islands companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the British Virgin Islands. The Registrar then registers the articles of merger or consolidation and any amendment to the memorandum and articles of the surviving company in a merger or the Memorandum and Articles of Association of the new consolidated company in a consolidation and issue a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its Memorandum and Articles of Association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the Memorandum and Articles of Association of any surviving company are automatically amended to the extent, if any, that changes to its amended Memorandum and Articles of Association are contained in the articles of merger or, in the case of a consolidation, the Memorandum and Articles of Association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation.

If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a Court approved plan of arrangement or scheme of arrangement in accordance with the BVI Act. However, we do not anticipate the use of such statutory provisions because we expect the required terms of the initial business combination will be capable of being achieved through other means, such as a merger or consolidation (as described above), a share exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below.

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his common shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our Memorandum and Articles of Association be set aside. Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it, i.e., derivate actions.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Memorandum and Articles of Association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. However, under BVI law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under BVI law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our Memorandum and Articles of Association, as amended and restated from time to time. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in our Memorandum and Articles of Association or alternatively by shareholder approval at general meetings.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our Memorandum and Articles of Association allow our shareholders holding not less than 30% of the votes of the outstanding voting common shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our Memorandum and Articles of Association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under BVI law, our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding common shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors can be removed from office, with or without cause, by a resolution of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by written resolution passed by at least 75% of the votes of the shareholders of the Company. Directors can also be removed by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting common shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. BVI law has no comparable statute and our Memorandum and Articles of Association fails to expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding common shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders.

Variation of rights of common shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of common shares with the approval of a majority of the outstanding common shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if at any time our common shares are divided into different classes of common shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued common shares in that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding common shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by BVI law, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI.

Outstanding Warrants to purchase Common Shares

2024 Warrants - As part of a private placement completed on January 8, 2024, the Company issued warrants (the “2024 Warrants”) to certain accredited investors, allowing them to purchase up to an aggregate of 400,000 common shares of the Company. Each 2024 Warrant is exercisable for one ordinary share at an exercise price of $2.00 per share, subject to adjustment as specified in the warrant terms, and is immediately exercisable upon issuance, subject to certain ownership limitations. The 2024 Warrants will expire five years from the date of issuance. As of October 30, 2025, a total of 400,000 of the 2024 Warrants remained outstanding.

May Warrants – On May 27, 2025, we consummated pursuant to a Securities Purchase Agreement an offering with certain accredited investors for the sale by the Company of (i) 4,500,000 common shares and (ii) May Warrants to purchase up to an aggregate of 13,500,000 common shares in a private placement offering. Each May Warrant is exercisable into one common share at a price per share of $0.48 and will expire on May 27, 2026, the first anniversary of the date of issuance. As of October 30, 2025, all the May Warrants remained outstanding. See “2025 PRIVATE PLACEMENT” for more information regarding the 2025 Private Placement and the May Warrants.

Placement Agent Warrants – On August 25, 2025, the Company entered into securities purchase agreements with certain institutional investors for the sale of 5,068,494 ordinary shares at a price of $0.73 per share. The August Offering was consummated on August 26, 2025. In connection with the August Offering, the Company issued the August Placement Agent Warrants to purchase 253,425 ordinary shares to the designees of FT Global, the placement agent in the August Offering, as additional compensation. The August Placement Agent Warrants have an exercise price of $0.73 per share and will expire on August 25, 2030. As of October 30, 2025, all the August Placement Agent Warrants remained outstanding. See “Recent Developments” for more information about the August Offering and the August Placement Agent Warrants.

Stock Transfer Agent

VStock Transfer is our company’s stock transfer agent. VStock’s contact information is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, tel. (212) 828-8436.

Preferred Shares

We are authorized to issue up to 10,000,000 preferred shares. Our Memorandum and Articles of Association authorizes our board of directors to issue these preferred shares in one or more series and to determine all designations, relative rights, preference, and limitations of such preferred shares including but not limited to the following: designation of series and numbers of preferred shares, dividend rights, rights upon liquidation or distribution of assets of the Company, conversion or exchange rights, redemption provisions, sinking fund provisions, and voting rights.

Our board of directors could, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of common shares, which could have the effect of delaying or preventing a change of control of the Company, or discouraging bids for the Company’s common shares or preferred shares at a premium over the market price of the common shares or preferred shares and may adversely affect the market price of the common shares or preferred shares.

As of October 30, 2025, our board of directors has not designated a series of preferred shares and no preferred shares are outstanding.

Description of the Warrants

Duration and Exercise Price

Each Warrant has an initial exercise price equal to $0.48 per share, will be immediately exercisable upon issuance, and will expire one year from the date of issuance. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common shares and the exercise price.

Exercisability

The Warrants will be exercisable, at the option of the Holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A Holder (together with its affiliates) may not exercise any portion of the Warrants to the extent that the Holder would own more than 4.99% (or, at the election of the Holder, 9.99%) of the outstanding common shares immediately after exercise. However, upon notice from the Holder to us, the Holder may decrease or increase the Holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding common shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Holders may also elect, prior to the issuance of the Warrants, to have the initial exercise limitation set at 9.99% of our outstanding common shares. No fractional common shares will be issued in connection with the exercise of a Warrant. In lieu of fractional common shares, we will either pay the Holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If at the time commencing six months after the issue date a Holder exercises its Warrants, a registration statement registering the issuance of the common shares underlying the Warrants under the Securities Act is not then effective or the prospectus contained therein is not available for the resale of the Warrant Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the Holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Warrants.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the Holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such Holder’s ownership of our common shares, the Holders of the Warrants do not have the rights or privileges of Holders of our common shares, including any voting rights, until the Holder exercises their Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common shares, the Holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the Holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

In the event of certain fundamental transactions, the holders of the Warrants will have the right to receive as alternative consideration, for each share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of common shares for which the Warrant is exercisable immediately prior to such event.

PLAN OF DISTRIBUTION

Each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions, in all cases, in compliance with applicable laws. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling Shares, in any case, in compliance with applicable laws:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, and in any event, in compliance with applicable laws.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable laws including FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The Selling Shareholders may also sell shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares.

We agreed to keep this prospectus effective at all times until no Selling Shareholder owns any Warrants or Shares issuable upon exercise thereof. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable securities laws, including applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the shares for the applicable restricted period, as defined in Regulation M under the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold under the registration statement of which this prospectus forms a part, the Shares will generally be freely tradable in the United States in the hands of persons other than our affiliates.

SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are those previously issued to the Selling Shareholders in the 2025 Private Placement that closed on May 27, 2025, and those issuable to the Selling Shareholders, upon exercise of the Warrants issued in the 2025 Private Placement. For additional information regarding the issuances of those Shares and Warrants, see “2025 Private Placement” above. We are registering the Shares in order to permit the Selling Shareholders to offer such Shares for resale from time to time. Except for the ownership of the Shares and the Warrants, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares by each of the Selling Shareholders. The second column lists the number of common shares beneficially owned by each Selling Shareholder, based on its ownership of the Shares, as of October 30, 2025, assuming exercise of all Warrants held by the Selling Shareholders on that date, without regard to any limitations on exercise. The fourth column lists the Shares being offered by this prospectus by the Selling Shareholders.

This prospectus generally covers the resale of the (i) sum of the number of Shares issued to the Selling Shareholders in the 2025 Private Placement described above, and (ii) the maximum number of Shares issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Warrant certificate, without regard to any limitations on the exercise of the Warrants. The fifth and sixth columns assume the sale of all the Shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Warrants issued to one of the Selling Shareholders, such Selling Shareholder may not exercise the Warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares which would exceed, at the direction of the Selling Shareholder, 4.99% or 9.99%, of our then outstanding shares following such exercise, excluding for purposes of such determination, the Shares issuable upon exercise of such Warrants which have not been exercised. The number of shares in the columns below do not reflect this limitation. The Selling Shareholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution” for more information.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Registered for Sale Hereby(1)	Number of Shares Beneficially Owned After the Offering(1)	Percentage of Shares Beneficially Owned After the Offering(1)
He Biao(2)	2,858,270	11.2%	2,840,000	18,270		*
Li Wenjun(3)	1,000,000	4.1%	1,000,000	0		*
Liu Jiaxi(4)	2,800,000	11.0%	2,800,000	0		*
Liu Yi(5)	2,840,000	11.1%	2,840,000	0		*
Song Limin(6)	2,840,000	11.1%	2,840,000	0		*
Wang Yuangang(7)	2,840,000	11.1%	2,840,000	0		*
Zhao Xue Yang(8)	2,840,000	11.1%	2,840,000	0		*
Fuad Alec Orudjev	100,000	* %	100,000	0		*
Jian Ke	153,425	* %	153,425	0		*

*	Less than one percent.

(1)	This table is based upon information supplied by the Selling Shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Shareholders named in the table above have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 23,396,667 shares outstanding on October 30, 2025, adjusted as required by rules promulgated by the SEC.

(2)	Consists of (i) 18,270 shares held directly, (ii) 710,000 shares issued in the 2025 Private Placement and (iii) 2,130,000 shares issuable upon exercise of Warrants issued in the 2025 Private Placement.

(3)	Consists of (i) 250,000 shares issued in the 2025 Private Placement and (ii) 750,000 shares issuable upon exercise of Warrants issued in the 2025 Private Placement.

(4)	Consists of (i) 700,000 shares issued in the 2025 Private Placement and (ii) 2,100,000 shares issuable upon exercise of Warrants issued in the 2025 Private Placement.

(5)	Consists of (i) 710,000 shares issued in the 2025 Private Placement and (ii) 2,130,000 shares issuable upon exercise of Warrants issued in the 2025 Private Placement.

(6)	Consists of (i) 710,000 shares issued in the 2025 Private Placement and (ii) 2,130,000 shares issuable upon exercise of Warrants issued in the 2025 Private Placement.

(7)	Consists of (i) 710,000 shares issued in the 2025 Private Placement and (ii) 2,130,000 shares issuable upon exercise of Warrants issued in the 2025 Private Placement.

(8)	Consists of (i) 710,000 shares issued in the 2025 Private Placement and (ii) 2,130,000 shares issuable upon exercise of Warrants issued in the 2025 Private Placement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Jianbo Zhang, our Chairman and CEO; Yunxia Xu, our Chief Operating Officer and Chief Marketing Officer; Jing Li, our Chief Development Officer; and Bo Yu, our Chief Programs Officer, are located in China. There is uncertainty as to whether the courts of China would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof. We do not believe PRC courts will enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by Ogier, our British Virgin Islands legal counsel that the courts of the British Virgin Islands are unlikely to (i) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and (ii) to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature. The courts of the British Virgin Islands will not necessarily enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. Additionally, we have been advised by Ogier that there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that: (i) the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (ii) the U.S. judgment is final and for a liquidated sum; (iii) the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; (iv) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (v) recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and (vi) the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

We incorporated in the BVI in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services. However, certain disadvantages accompany incorporation in the BVI. These disadvantages include, but are not limited to, the following: (1) the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) BVI companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

LEGAL MATTERS

Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by ArentFox Schiff LLP, Washington DC. The validity of the issuance of the common shares offered in this offering and other legal matters as to British Virgin Islands law will be passed upon for us by Ogier. ArentFox Schiff LLP may rely upon Ogier with respect to matters governed by British Virgin Islands law. Legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

Financial statements as of September 30, 2024 and 2023, respectively, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of ZH CPA, LLC, Denver, Colorado, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,377.90
Legal fees and expenses	$25,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$3,000
Total	$34,377.90

All amounts are estimated except the SEC registration fee.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement and does not contain all the information in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including our annual report on Form 20-F, report of foreign private issuer on Form 6-K and other information. All information filed with or furnished to the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also maintain a website at https://www.epicquesteducation.com, but information contained on our website is not incorporated by reference in this prospectus. You should not regard any information on our website as a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended September 30, 2024, filed with the SEC on January 31, 2025;

●	Our reports on Form 6-K and any amendments on Form 6-K/A filed with the SEC on: October 7, 2024; October 24, 2024; January 10, 2025; May 30, 2025; June 26, 2025; August 21, 2025; August 27, 2025; September 3, 2025; and October 9, 2025; and

●	The description of the Company’s shares in our registration statement on Form 8-A filed with the SEC on March 23, 2021, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this Registration Statement. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We post our SEC filings on our website, https://ireei-global.net. We will also provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to Corporate Secretary, at 200 N. St. Clair Street, Suite 100, Toledo, OH 43604. Our telephone number at this address is +1 513-649-8350.

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including our annual report on Form 20-F, report of foreign private issuer on Form 6-K and other information. All information filed with or furnished to the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

EpicQuest Education Group International Limited

18,253,425 Shares

Prospectus

November 24, 2025